Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CEMEX S.A.B. de C.V.:

We consent the incorporation by reference in the registration statements (Nos. 333 83962, 333-86090, and 333-128657) on Form S-8 of CEMEX, S.A.B. de C.V. of our reports dated April 24, 2019, with respect to the consolidated statements of financial position of CEMEX, S.A.B. de C.V. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of CEMEX, S.A.B. de C.V.

/s/ KPMG Cardenas Dosal, S.C.

Monterrey, N.L., México

April 24, 2019